COMPOSITECH LTD.
                      COMPUTATION OF LOSS PER COMMON SHARE
                                   Exhibit 11

                                                                             Three Months Ended            Nine Months Ended
                                                                                September 30                  September 30
                                                                       ----------------------------    ----------------------------
                                                                           1998            1997            1998            1997
                                                                       ------------    ------------    ------------    ------------
BASIC
 Shares used in computing (loss) per share                               12,741,533       6,465,141      10,916,633       6,462,406

 Net (loss)                                                            ($ 1,434,438)   ($ 2,744,648)   ($ 4,460,317)   ($ 5,535,582)

Preferred Stock dividend, including amortization of
discount on 7% Series B Convertible Preferred Stock of $314,286             102,212                         367,330
                                                                       ------------    ------------    ------------    ------------
 (Loss) available for common stockholders                              ($ 1,536,650)   ($ 2,744,648)   ($ 4,827,647)   ($ 5,535,582)
                                                                       ============    ============    ============    ============
 (Loss) per common share                                               ($      0.12)   ($      0.42)   ($      0.44)   ($      0.86)
                                                                       ============    ============    ============    ============



DILUTED
 Shares used in computing (loss) per share (1)                           12,741,533       6,465,141      10,916,633       6,462,406

 (Loss) available for common stockholders                              ($ 1,536,650)   ($ 2,744,648)   ($ 4,827,647)   ($ 5,535,582)

ADD: Dividend on 7% convertible preferred stock                             102,212                         367,330
     Interest expense on 5% convertible debentures                                           63,518          60,558          72,586
     Amortization of debt discount and expenses - 5%
     convertible debentures                                                                 911,263         497,603       1,032,465
                                                                       ------------    ------------    ------------    ------------
  Total                                                                ($ 1,434,438)   ($ 1,769,867)   ($ 3,902,156)   ($ 4,430,531)
                                                                       ============    ============    ============    ============

(Loss) per common share                                                ($      0.11)   ($      0.27)   ($      0.36)   ($      0.69)
                                                                       ============    ============    ============    ============

(1) Conversions of the 5% convertible debentures and the 7% convertible preferred stock is not assumed in the computation because its effect is antidilutive.